Exhibit (d)(9)

THE COMMERCE FUNDS

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

WAIVER AND REIMBURSEMENT AGREEMENT

This Amendment No. 1, dated as of the 15th day of May, 2025, by and between The Commerce Funds (“Commerce”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, and Commerce Investment Advisors, Inc. (the “Adviser”), a Missouri corporation that serves as an investment adviser to each portfolio of Commerce;

WHEREAS, Commerce and the Adviser have entered into an Amended and Restated Waiver and Reimbursement Agreement dated as of February 15, 2024 (the “Waiver and Reimbursement Agreement”), pursuant to which the Adviser shall waive all or a portion of its investment advisory fees and/or reimburse expenses of each of the portfolios of Commerce set forth on Exhibit A to the Waiver and Reimbursement Agreement;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Paragraph 1 of the Waiver and Reimbursement Agreement is hereby deleted and replaced with the following:

The Adviser shall waive all or a portion of its investment advisory fees and/or reimburse expenses, excluding any acquired fund fees and expenses as calculated pursuant to Form N-1A, in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the portfolios of Commerce set forth on Exhibit A hereto shall not exceed the amounts set forth on Exhibit A as may be amended in writing from time to time by the parties.

Except to the extent supplemented hereby, the Waiver and Reimbursement Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name: William R. Schuetter
Title: President

COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ Laura Spidle
Name: Laura Spidle
Title: Vice President